UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

PRONAI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 37490	20-0138994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 – 885 West Georgia Street Vancouver, British Columbia, Canada		V6C 3E8
(Address of principal executive offices)		(Zip Code)

(604) 558-6536

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2016 (the “Effective Date”), ProNAi Therapeutics, Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Carna Biosciences, Inc. (“Carna”), pursuant to which Carna granted the Company an exclusive, royalty-bearing, sublicensable, worldwide license under certain Carna patent rights and know-how related to CDC7 kinase inhibitors (the “Licensed IP”), to research, develop, make, have made, use, offer for sale, sell and import products relating to the Licensed IP for any field of use.

Pursuant to the Agreement, the Company is required to make a one-time, non-refundable upfront payment of $900,000 to Carna within 30 days following the Effective Date. In addition, milestone payments in the aggregate amount of up to $270 million may become payable by the Company to Carna upon the achievement of certain developmental, regulatory and commercial milestones. The Company is required to pay Carna, on a product-by-product and country-by-country basis, tiered single-digit royalties on the net sales of any product successfully developed for so long as such product is covered by a valid patent claim within the Licensed IP.

The Agreement will expire on the date of expiration of the Company’s obligation to pay royalties to Carna. Following the expiration of the Agreement, the Company will obtain a fully paid-up, non-exclusive license to develop and commercialize products relating to the Licensed IP worldwide for any use. Carna may terminate the agreement if the Company materially breaches the Agreement, subject to certain cure provisions. The Agreement may also be terminated at any time by the Company upon 30 days’ prior written notice to Carna.

A copy of the press release issued in connection with the parties’ announcement of the Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated May 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRONAI THERAPEUTICS, INC.

Date: May 27, 2016	By:	/s/ Sukhi Jagpal
Sukhi Jagpal
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated May 26, 2016.

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